EXHIBIT 77D
for          World Trust
            Emerging Markets Portfolio
            World Growth Portfolio
            World Income Portfolio
            World Technologies Portfolio

Changes in  investment  policies  for the Fiscal Year Ended  10/31/99  for World
Trust:

(For each portfolio having the 5% restriction)


RESOLVED, That the 5% restriction on when-issued securities be eliminated.